Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 2, 2024, with respect to the consolidated financial statements of Grupo Aeroméxico, S.A.P.I. de C.V., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Cárdenas Dosal, S.C.

Mexico City, Mexico

August 19, 2024